UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                              TechnoConcepts, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    878610104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 22, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [_]  Rule 13d-1(b)

                  [X]  Rule 13d-1(c)

                  [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 878610104
          ------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Vision Opportunity Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a)  [_]
                                                             (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,076,948

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,076,948

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,076,948

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.99%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 878610104
          ------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Vision Capital Advisors, LLC (formerly known as Vision Opportunity Capital Management, LLC)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a)  [_]
                                                             (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,076,948

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,076,948

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,076,948

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.99%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

CUSIP No. 878610104
          ------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Adam Benowitz

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a)  [_]
                                                             (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     US Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,076,948

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,076,948

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,076,948

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                           [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.99%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 878610104
          ------------

Item 1.  (a)  Name of Issuer:

              TechnoConcepts, Inc.
              ------------------------------------------------------------------

         (b)  Address of Issuer's Principal Executive Offices:

              6060 Sepulveda Blvd., Suite 202
              Van Nuys, CA 91411
              ------------------------------------------------------------------

Item 2.  (a)  Name of Person Filing:
              Vision Opportunity Master Fund, Ltd.
              Vision Capital Advisors, LLC
              Adam Benowitz
              ------------------------------------------------------------------

         (b)  Address of Principal Business Office, or if None, Residence:

              Vision Opportunity Master Fund, Ltd.
              c/o BISYS Hedge Fund Services (Cayman) Limited
              P.O. Box 1748
              Cayman Corporate Centre
              27 Hospital Road, 5th Floor
              Grand Cayman KY1-1109
              Cayman islands

              Vision Capital Advisors, LLC
              Adam Benowitz:
              20 West 55th Stret, 5th Floor
              New York, NY 10019
              ------------------------------------------------------------------

         (c)  Citizenship:

              Vision Opportunity Master Fund, Ltd. - Cayman Islands
              Vision Capital Advisors, LLC - Delaware
              Adam Benowitz - US Citizen
              ------------------------------------------------------------------

         (d)  Title of Class of Securities:

              Common Stock, no par value per share
              ------------------------------------------------------------------

         (e)  CUSIP Number:

              878610104
              ------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

         Not Applicable

Item 4.  Ownership.

         The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of June 22, 2007:

         (a)  Vision Opportunity Master Fund, Ltd. - 4,076,948
              Vision Capital Advisors, LLC - 4,076,948
              Adam Benowitz - 4,076,948
              ------------------------------------------------------------------

         (b)  Percent of class:

              Vision Opportunity Master Fund, Ltd. - 9.99%*
              Vision Capital Advisors, LLC - 9.99%*
              Adam Benowitz - 9.99%*
              ------------------------------------------------------------------

----------
* Percent of class calculation based on the Issuer's 40,025,827 shares of Common Stock outstanding as of May 21, 2007 as reported in its quarterly report on Form 10-QSB filed on May 21, 2007. Adam Benowitz

         (c)  Number of shares as to which the person has:

              Vision Opportunity Master Fund, Ltd.
              ------------------------------------

              (i)  Sole power to vote or to direct the vote                0
                                                                  -------------,

              (ii) Shared power to vote or to direct the vote      4,076,948
                                                                  -------------,

             (iii) Sole power to dispose or to direct the
                   disposition of                                          0
                                                                  -------------,

              (iv) Shared power to dispose or to direct the
                   disposition of                                  4,076,948
                                                                  -------------.

              Vision Capital Advisors, LLC
              ----------------------------

              (i)  Sole power to vote or to direct the vote                0
                                                                  -------------,

              (ii) Shared power to vote or to direct the vote      4,076,948
                                                                  -------------,

             (iii) Sole power to dispose or to direct the
                   disposition of                                          0
                                                                  -------------,

              (iv) Shared power to dispose or to direct the
                   disposition of                                  4,076,948
                                                                  -------------.

              Adam Benowitz
              -------------

              (i)  Sole power to vote or to direct the vote                0
                                                                  -------------,

              (ii) Shared power to vote or to direct the vote      4,076,948
                                                                  -------------,

             (iii) Sole power to dispose or to direct the
                   disposition of                                          0
                                                                  -------------,

              (iv) Shared power to dispose or to direct the
                   disposition of                                  4,076,948
                                                                  -------------.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 10. Certification.

     (b) The following certification shall be included if the statement is filed pursuant to s.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June __, 2007


                                         VISION OPPORTUNTIY MASTER FUND, LTD.**


                                         By:
                                             ---------------------------
                                             Adam Benowitz
                                             Director


                                         VISION CAPITAL ADVISORS, LLC**


                                         By:
                                             ---------------------------
                                             Adam Benowitz
                                             Director


                                         ------------------
                                         ADAM BENOWITZ**


** Vision Capital Advisors, LLC (the "Investment Manager") serves as investment manager to Vision Opportunity Master Fund, Ltd. (the "Master Fund"), the record owner of the subject securities. Adam Benowitz is the managing member of the Investment Manager and the Master Fund's portfolio manager. The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent. Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


SK 23287 0001 790391